Exhibit 99.1

                  Creative Computer Applications, Inc. Reports
                          Results of Operations for the
                  First Fiscal Quarter Ended November 30, 2004

    CALABASAS, Calif.--(BUSINESS WIRE)--Jan. 14, 2005--Creative Computer Applications, Inc. or CCA (AMEX:CAP), a provider of Clinical Information Systems (CIS) for hospital and clinic-based laboratories, pharmacies, and imaging departments, announced today its results of operations for its first fiscal quarter ended November 30, 2004.
    Sales for the first fiscal quarter ended November 30, 2004 were $1,790,708 compared to sales of $1,595,561 for the comparable quarter ended November 30, 2003. The Company incurred a net loss of $68,967 or $.02 per basic and diluted earnings per share, for the current fiscal quarter, compared to a net loss of $253,658, or $.08 per basic and diluted earnings per share, for the comparable quarter one year ago.
    Steven M. Besbeck, President and CEO, stated, "CCA's improvement in its results of operation for our first fiscal quarter over the comparable period, were primarily indicative of the product transition related to our new CyberLAB(R) 7.0 Laboratory Information System. However, our first fiscal quarter is seasonally our lowest in terms of sales and we are incurring additional expenses associated with our preparation for compliance with SOX 404, which is expected to continue to impact our operating results. We are experiencing significant interest in our new CyberLAB 7.0 product from new and existing clients and now have 10 sites fully operational and 5 sites in the implementation stage."
    Mr. Besbeck also reported, "We filed a Form 8K on January 11, 2005 that disclosed that we adopted a change in fiscal year to December 31. We will be filing a transitional report on Form 10QSBT in approximately 45 days for the transitional period ending December 31, 2004 and subsequently we will be reporting our next full quarter for the period ending March 31, 2005."
    CCA is a healthcare information technology service provider specializing in Clinical Information Systems (CIS) software, services and browser-based solutions for hospital and clinic-based laboratories, pharmacies and imaging departments. CCA's primary products -- CyberLAB(R), CyberMED(R), and CyberRAD(R) -- are highly functional, scalable, and can be deployed in a variety of healthcare settings. CCA's systems are currently in use in more than 500 sites. For more information about CCA, its products and services, visit http://www.ccainc.com.

    Creative Computer Applications, Inc.

    Operating Results (Unaudited)


Quarter Ending November 30,                         2004         2003
----------------------------------------------------------------------

Net Sales and Service Revenues                $1,790,708   $1,595,561
Gross Margin                                     981,689      743,132
Operating Loss                                    71,635      253,588
Net Loss                                          68,967      253,658
Basic Loss Per Share                                 .02          .08
Diluted Loss Per Share                               .02          .08

Average Shares Outstanding Basic and Diluted   3,318,900    3,318,900


    This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.



    CONTACT: Creative Computer Applications, Inc., Calabasas
             Steven M. Besbeck, 818-880-6700 X-252